Exhibit 10.18

WESTELL TECHNOLOGIES, INC.

SUMMARY OF DIRECTOR COMPENSATION

(Effective March 26, 2012)

The annual retainer for all non-employee directors is $40,000. Annual retainers for committee chairpersons are as follows: Chairman of the Board (if non-employee) -$20,000; Chair of the Audit Committee—$10,000; and Chair of the Compensation Committee—$10,000. Annual retainers for the members of committees are as follows: Member of the Audit Committee—$5,000; and Member of the Compensation Committee—$5,000. There is not separate compensation for meeting attendance. In addition, all directors may be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings. Directors who are employees of the Company do not receive additional compensation for service as directors. In addition, non-employee directors are eligible to receive awards under the 2004 Stock Incentive Plan. On a director’s initial appointment date, non-employee directors are each granted 20,000 restricted shares, with 25% vesting on each annual anniversary date of the grant. On April 1 of each year, another 10,000 restricted shares shall be granted to each non-employee director with 25% vesting on each annual anniversary of their respective grant dates.